Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	Sharon L. McCollam Senior Vice President, CFO (415) 421-7900

Bryn F. Argov Director, Investor Relations (415) 616-7856

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces 2-for-1 Stock Split

San Francisco, CA, April 17, 2002, WILLIAMS-SONOMA, INC. (NYSE: WSM) Williams-Sonoma, Inc. today announced that the Board of Directors approved a two-for-one stock split of the common stock of Williams-Sonoma, Inc. The stock split will be effected by issuing one additional share of common stock for each outstanding share of common stock. The additional shares will be distributed on May 9, 2002 to shareholders of record at the close of business on April 29, 2002.

Howard Lester, Chairman, commented, “Consistent with our commitment to enhance shareholder value, we believe this stock split will provide our shareholders with greater market liquidity and demonstrates our confidence in the long-term growth prospects of our brands.”

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies, Williams-Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Bed + Bath, Hold Everything, and Chambers, are marketed through 423 stores, six mail order catalogs and four e-Commerce web sites.

The forward-looking statements included in this press release with respect to the financial condition, results of operations and business of the Company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, the following: the Company’s ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of its merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to those of the Company; timely and effective sourcing of its merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers; effective inventory management commensurate with customer demand; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, competitive and other conditions beyond the Company’s control; multi-channel and multi-brand complexities; dependence on external funding sources for operating funds; the Company’s ability to control employment, occupancy and other operating costs; its ability to improve and control its systems and processes; general economic and market conditions and events; and other risks and uncertainties contained in the Company’s public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q. The Company has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.

1